Exhibit 10.2
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is made as of March 17, 2006 by and between La Jolla Pharmaceutical Company (the “Company”) and Steven B. Engle (“Executive”).
     1. Employment Status. Executive’s resignation became effective and his employment with the Company terminated on March 14, 2006 (the “Resignation Date”). At such time, Executive relinquished the position, title and duties of Chairman of the Board and Chief Executive Officer of the Company, as well as from all other positions that Executive held with the Company, its subsidiary and any trustee position with employee-related Company benefit plans.
     2. Payments.
          (a) Severance.
               (i) The Company, in consideration of this Agreement and the delivery of the Release Agreement (defined below), will, subject to the terms and conditions of this Agreement, including the expiration of the revocation period set forth in Section 9, provide Executive with a lump sum severance pay equal to two times his base salary as of the Resignation Date (the “Severance Amount”).
               (ii) Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement or otherwise would constitute deferred compensation subject to Section 409A, then:
                    (A) no such payment will be made under this Agreement until the earliest of (1) the date which is six months after his “separation from service” for any reason, other than “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (2) the date of Executive’s “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), or (3) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).
                    (B) For the sake of clarity, the provisions of this Section 2(a) only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or United States Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
                    (C) In the event the six-month delay described in this Section 2(a)(ii) applies, at the request of Executive, the Company will make an irrevocable contribution in the amount of the severance amount to a rabbi trust which shall take the form of the model rabbi trust described in Internal Revenue Service Revenue Procedure 92-64, which amount (along with any net income received by the trust) shall be paid by the trust to the Executive in accordance with Section 2(a). At such time as all amounts are paid, the trust shall terminate. The trustee shall be chosen by the Company in its reasonable discretion. The Company shall pay the reasonable expenses of establishing and maintaining the trust.
          (b) Additional Payment. As additional consideration for entering into this Agreement, working with management and the board of directors to accomplish a smooth and amicable transition, and waiving any applicable notice provisions in Executive’s employment agreement, as amended, the Company will pay Executive an amount equal to two (2) times Executive’s monthly base salary on the Resignation Date promptly following the effectiveness of the Release Agreement.
          (c) Healthcare Coverage. To the extent that Executive and his family are not covered by other insurance, the Company agrees to continue, at its sole expense, all medical, dental and life insurance coverage for Executive and his family on terms substantially equivalent to the terms offered to the senior executives of the Company from time to time after the date hereof until the earlier of (i) 24 months from the Resignation Date or (ii) such time as Executive receives similar paid coverage from another employer. Executive agrees to advise the Company in writing promptly upon his becoming reemployed.
          (d) Office Space and Administrative Assistance. Upon Executive’s request, the Company agrees to provide reasonable office space at a mutually agreed upon location (other than at the Company’s current offices) and administrative assistance until the earlier of (i) six months after the Resignation Date or (ii) such time as Executive finds alternate employment. Executive agrees to advise the Company in writing promptly upon his becoming reemployed.
          (e) Earned Amounts. Upon his resignation, Executive shall receive all earned but unpaid salary, including vacation pay, through the Resignation Date.
          (f) Business Expenses. The Company will reimburse Executive for all reasonable business expenses incurred by Executive prior to the Resignation Date. Executive shall submit all such business expenses for reimbursement to the Company within 30 days of the Resignation Date.
          (g) Other Perquisites and Benefits. Except as required by law, all other perquisites and employee benefits and Executive’s participation in all other employee benefit programs of the Company which are not described herein shall be terminated on the Resignation Date.
          (h) No Other Payments. Except as provided in this Agreement, Executive agrees that the foregoing payments shall be the only amounts which the Company shall pay to Executive, and all other payments, wages, bonuses, incentive compensation, promises of future compensation, claims for payments or any other forms of compensation whatsoever are hereby waived.

     3. Stock Options and Restricted Stock.
          (a) Executive currently holds options to purchase 655,990 shares of the Company’s common stock (the “Outstanding Options”). The Outstanding Options were issued pursuant to the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan (the “1994 Plan”) and the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan (the “2004 Plan” and, together with the 1994 Plan, the “Plans”). In accordance with Executive’s employment agreement, all of the Outstanding Options will automatically vest and become fully exercisable as of the Resignation Date and will remain exercisable for a period equal to the remaining term of the Outstanding Options. For the sake of clarity, in no event may such Outstanding Options be exercisable beyond the original term thereof. Notwithstanding the foregoing, if any option qualifies as an incentive stock option under the Internal Revenue Code and applicable regulations thereunder, the exercise period thereof shall not be extended beyond the termination date otherwise provided by the award grant unless Executive elects to forego incentive stock option treatment and to extend the exercise period thereof as provided herein. The exercise price of the Outstanding Options shall remain unchanged.
          (b) If, within one year of the Resignation Date, employee stock options granted to any executive officer of the Company (or its successor) or non-employee directors’ options granted to any member of the Company’s board of directors (or members of the board of directors of its successor) are repriced, then the Company shall provide similar repricing at the election of Executive for all Outstanding Options that have not expired and remain unexercised. If necessary to accomplish any repricing of Outstanding Options, the Company agrees to engage Executive as a consultant on customary and reasonable terms, to the extent required under applicable laws and regulations and any documents governing the Outstanding Options, to make Executive eligible to have his Outstanding Options repriced. Notwithstanding anything to the contrary in this Agreement or the plans or awards under which the Outstanding Options were granted to Executive, the Company shall have no obligation to register Executive’s repriced options under the Securities Act of 1933, as amended (the “Securities Act”), and shall have no obligation to make Executive a consultant or advisor of the Company solely for the purpose of making Executive’s repriced options or shares of common stock underlying such repriced options eligible for inclusion in any registration statement under the Securities Act that the Company has otherwise filed or is otherwise filing with respect to stock options granted to individuals other than Executive or the shares of common stock underlying such options.
          (c) Pursuant to the terms of that certain agreement dated October 6, 2005 (the “Retention Agreement”), the Company granted Executive 29,120 shares of restricted stock under the 2004 Plan (the “Restricted Stock”). The Company’s repurchase right with respect to the Restricted Stock will immediately lapse upon the Resignation Date.
     4. Release; Effectiveness. As consideration for the payments and benefits granted to Executive hereunder, Executive agrees to execute and deliver to the Company the release agreement attached hereto as Exhibit A (the “Release Agreement”) concurrently with the execution of this Agreement. For the sake of clarity, the benefits and payments described herein are conditioned upon Executive executing and delivering to the Company the Release Agreement, the Release Agreement becoming effective, and on Executive complying with the terms and conditions set forth in this Agreement.

     5. Withholding and Taxes. All payments required to be made by the Company hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. Executive shall be responsible for any and all income taxes or other taxes incurred by him as a result of his receipt of any payments from the Company pursuant to the terms of this Agreement or as a result of Executive’s stock options or restricted stock.
     6. Other Agreements.
          (a) Termination of Employment Agreement. Executive specifically acknowledges that his employment agreement with the Company, as amended, is of no further force and effect.
          (b) Company Property. By April 1, 2006, Executive agrees to return to the Company all property of the Company, including without limitation any documents, books, records, reports, contracts, lists, computer disks or other computer-generated files or data, or copies thereof, created on any medium, prepared or obtained by Executive or the Company in the course of or incident to Executive’s employment with the Company. The Company agrees to provide Executive with a replacement laptop computer upon return of his current, company-issued computer.
          (c) Company Information.
               (i) Executive acknowledges that in the course of his employment with the Company, certain factual and strategic information specifically related to the Company and its subsidiaries (such as personnel information, financial information, proprietary computer systems or programs, pricing information, planned projects, marketing strategies and information concerning pending or potential products and transactions) has been disclosed to Executive in confidence which was for the use of the Company or any or all of its subsidiaries (“Company Information”). Executive understands and agrees that he (A) will keep such Company Information confidential at all times during and after his employment with the Company, (B) will not disclose or communicate Company Information to any third party, and (C) will not, directly or indirectly, make use of Company Information on his own behalf, or on behalf of any third party; provided that this Agreement does not apply to Company Information that becomes publicly available other than by Executive’s acts or omissions.
               (ii) In view of the nature of Executive’s employment and the nature of Company Information that Executive received during the course of his employment, Executive agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the confidential status of Company Information and to the Company or any and all of its subsidiaries, and that therefore, the Company shall be entitled to an injunction, without bond, prohibiting Executive from any such disclosure, attempted disclosure, violation or threatened violation. When specific Company Information becomes generally available to the public other than by Executive’s acts or omissions, it is no longer subject to restrictions in this paragraph. However, Company Information shall not be deemed to come under the exception merely because it is embraced by more general information which is or becomes generally available to the public.
          (d) Employees. For two years following the date hereof, Executive agrees not to solicit, attempt to solicit, induce, or otherwise cause any employee of the Company to terminate his or her employment with the Company in order to become an employee, consultant or independent contractor to or for any competitor of the Company.
          (e) No Claims. Executive represents and warrants that he has not instituted any complaints, charges, lawsuits or other proceedings against the Company (including any of its subsidiaries, affiliates or current or former directors, employees, agents, representatives or stockholders) with any governmental agency, court, arbitration agency or tribunal, and that Executive will not file any complaint, charge, lawsuit or other proceeding against the Company or any subsidiary, affiliate or current or former director, employee, agent, representative or stockholder at any time hereafter for any act or event occurring prior to the date of this Agreement. Should any agency or court assume jurisdiction of any complaint, charge or lawsuit against the Company, its subsidiaries or current or former directors, employees, agents, representatives or stockholders on Executive’s behalf, Executive agrees to request that such agency or court dismiss the matter with prejudice. Executive further agrees not to encourage or induce any person or employee of the Company to assert any claim or cause of action against the Company.
     7. Acknowledgements.
          (a) Advice of Counsel. Executive represents and agrees that he fully understands his rights to discuss, and that the Company has advised him to discuss, all aspects of this Agreement with his private attorney, that Executive has carefully read and fully understands all the provisions of the Agreement, that Executive understands its final and binding effect, that Executive is competent to sign this Agreement, and that Executive is voluntarily entering into this Agreement.
          (b) Independent Judgment. Executive represents and agrees that in executing this Agreement he is relying solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Executive’s rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Agreement, to induce Executive to execute this Agreement. Executive further acknowledges that he is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.
     8. Miscellaneous.
          (a) Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release Agreement) and its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final and binding arbitration before a single arbitrator held in

San Diego, California and conducted by Judicial Arbitration & Mediation Services/Endispute (“JAMS”), under its then-existing Rules and Procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section 8(a) or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in a court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration.
          (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein.
          (c) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California, excluding the rules on conflicts of law.
          (d) Binding on Successors and Assigns. This Agreement and the releases contained herein shall be binding on the parties, their representatives, heirs, executors, successors, assigns and creditors, and shall inure to the benefit of each of the parties and all of the persons and entities covered by the releases.
          (e) Entire Agreement. This Agreement, including the exhibit attached hereto and incorporated herein, contains the entire agreement and understanding between Executive and the Company regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral. Neither Executive nor the Company shall be bound or liable for any representation, promise or inducement not contained in this Agreement. This Agreement cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Executive and the Company.
          (f) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.
          (g) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement or plan. Signatures transmitted electronically or via facsimile shall be deemed to be original signatures.

          (h) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll as of the time of this Agreement.
     9. Revocation Period. Executive acknowledges that he has been given 21 days from receipt of this Agreement to consider signing it (although Executive may, by his own choice, execute this Agreement earlier). Executive understands that he has seven days following the signing of this Agreement to revoke it in writing and that this Agreement is not effective or enforceable until the revocation period has expired. To be effective, any such written revocation shall be personally delivered to the Company’s corporate Secretary at the Company’s headquarters.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

LA JOLLA PHARMACEUTICAL COMPANY
By:	/s/ Craig R. Smith
Craig R. Smith
Chairman of the Board of Directors

EXECUTIVE
/s/ Steven B. Engle
Steven B. Engle

EXHIBIT A
RELEASE AGREEMENT
See attached.

RELEASE AGREEMENT
     I understand that all of my positions with La Jolla Pharmaceutical Company and its subsidiary (collectively, the “Company”) terminated effective March 14, 2006 (the “Resignation Date”). The Company has agreed to provide me with certain payments and benefits if I sign this Agreement and Release (this “Release”) and the Separation Agreement of which this Release forms a part. I understand that I am not entitled to these benefits unless I sign this Release. I understand that in addition to the benefits provided under the Separation Agreement, the Company will pay me all of the accrued salary and vacation to which I am entitled by law regardless of whether I sign this Release.
     In consideration for the benefits I am receiving under this Agreement, I agree not to use, directly or indirectly, or disclose any of the Company’s proprietary information without written authorization from an executive officer of the Company, to return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control to the Company within the time frame set forth in the Separation Agreement, and to release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This Release does not release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) the benefits specifically provided for in this Release or the Separation Agreement, which constitute a part of the consideration for this Release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release.
     In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after I sign this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have 21 days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven days following the execution of this Release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company.

     This Release and the Separation Agreement together constitute the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by or on behalf of the Company that is not expressly stated herein. The Release and the Separation Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.
     I accept and agree to the terms and conditions stated above:

/s/ Steven B. Engle

Steven B. Engle

Date:	March 17, 2006

ACKNOWLEDGED:

La Jolla Pharmaceutical Company

By:	/s/ Craig R. Smith

Craig R. Smith Chairman of the Board of Directors

Date:	March 17, 2006